Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Volt Information Sciences, Inc. 2006 Incentive Stock Plan of our reports dated (a) January 11, 2006, with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc. and subsidiaries, Volt Information Sciences, Inc. and subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 29, 2006, filed with the Securities and Exchange Commission and (b) March 6, 2007, June 7, 2007 and September 6, 2007, with respect to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. and subsidiaries, included in its Quarterly Reports (Forms 10-Q) for the quarters ended January 28, 2007, April 29, 2007 and July 29, 2007 respectively, filed with the Securities and Exchange Commission.

New York, New York
December 26, 2007

Ernst & Young LLP